Exhibit 5

                                  REID & PRIEST LLP
                                 40 West 57th Street
                               New York, NY  10019-4097
                                Telephone 212 603-2000
                                   Fax 212 603-2001

                                                New York, New York
                                                April 16, 1996


             Warner Insurance Services, Inc.
             18-01 Pollitt Drive
             Fair Lane, New Jersey  07410

                       Re:  Registration Statement on Form S-8
                            ----------------------------------

             Gentlemen:

                       We have acted as counsel to Warner Insurance
             Services, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of a total of 900,000 shares of the Registrant's common stock, $.01 par value per share (the "Shares"), issuable upon the exercise of options (the "Options") granted or to be granted pursuant to the Registrant's 1995 Employee Stock Option Plan (the "1995 Plan") and the Registrant's 1994 Stock Option Plan for Independent Directors (the "1994 Plan").

                       For purposes of this opinion we have examined the
             Registration Statement, the Certificate of Incorporation, as amended, and the By-Laws, as amended, of the Registrant, the 1995 Plan and the 1994 Plan and such other documents, records, agreements, proceedings and legal matters as we have deemed necessary to examine. With respect to any documents, records or agreements (collectively, the "Documents") that we have examined, we have assumed the genuineness of all signatures on, and the authenticity of, all Documents submitted to us as originals, and the conformity to the originals of all Documents submitted to us as certified or photostatic copies.

                       Based upon the foregoing and subject to the
             qualifications stated herein we are of the opinion that:

                       1.   The Registrant is a corporation duly
             incorporated, validly existing and in good standing under the laws of the State of Delaware.

                       2.   The Shares included in the Registration
             Statement that are to be issued upon the exercise of the Options granted or to be granted pursuant to the 1995 Plan and the 1994 Plan will be duly authorized and validly issued, and fully paid and non-assessable when the Options shall have been properly exercised and the exercise price shall have been paid for the Shares in accordance with the terms of the 1995 Plan and the 1994 Plan, respectively.

                       Leonard Gubar, a member of this firm, is a
             director of the Registrant.

                       We are members of the Bar of the State of New
             York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to, any laws other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                       We hereby consent to the filing of this opinion
             with the Commission as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           /s/ Reid & Priest LLP